Wherify Wireless and Lightyear Network Solutions Sign Definitive Merger Agreement

Combined entity to target the fast-growing Location-Based Services (LBS) and GPS marketplaces

San Mateo, California - August 13, 2008 (PRNewswire) - Wherify Wireless, Inc.(OTCBB: WFYW) (“Wherify”) home of the Springboard Location Based Services (LBS) Platform, today announced it has entered into a definitive merger agreement with Lightyear Network Solutions, LLC. and its affiliates (“Lightyear”) to combine Lightyear’s and Wherify Wireless, Inc’s businesses.

The proposed business combination of Wherify and Lightyear creates a public entity that will target the rapidly growing markets for location-based services and network service solutions. Upon closing of the merger existing Lightyear members and note-holders will own 51% of Wherify’s fully diluted shares. Sherman Henderson will be named Chairman and CEO of Wherify. For the year ended December 31, 2007, Lightyear generated approximately $65 million in revenue, $2.8 million in EBITDA.1

The initial Board of Directors of the combined company at the closing will consist of seven persons - five new directors chosen by Lightyear (one of which will be approved by Wherify), one director chosen by Wherify, and one director chosen by GPS Associates LLC.

Wherify’s proprietary Springboard location-based services platform enables mobile carriers, mobile application providers and mobile device manufacturers to develop a wide variety of location-based services applications for their products. This platform will provide the combined organization with several additional potential avenues of growth including markets for enterprise employee mobility service management, mobile social networking, personal safety, mobile community search and mobile shopping.

“We believe the combined efforts of these two companies will enhance the service offering to prospective customers and our more than 84,000 existing small and mid-sized business and residential customers,” commented Sherman Henderson, President and CEO of Lightyear. “Our strong distribution base and long-term partnerships combined with Wherify’s leading LBS platform and GPS technologies will allow the combined organization to introduce a variety of new products to the marketplace over the coming months and years.”

The merger is conditioned on, among other things, obtaining a minimum of $15 million in new equity capital, the restructuring of existing debt, and the conversion of Wherify’s Series A and Series B preferred stock. Under the agreement, $2.5 million of the new equity capital is anticipated to be used to retire approximately $18 million of Wherify's current unsecured liabilities. An additional $2.5 million of the new capital is anticipated to be used to restructure Wherify's secured debt with Yorkville Associates. Upon completion of the merger and financing, Wherify and its subsidiaries will collectively retain approximately $2.5 million of secured debt with Yorkville and approximately $17.5 million of existing long-term Lightyear debt. In addition, Yorkville shall no longer retain any conversion features but will remain secured by certain current Wherify assets. Wherify anticipates that net working capital from the financing will be approximately $6.5 million.

1 Lightyear generated a $3.5 million net loss for 2007 which included a one time non-cash charge of $3.2 million related to the write-off of goodwill, a non-cash charge of $900,000 for depreciation and amortization and $2.2 million in interest and financing fees.

Vince Sheeran, Wherify’s chief executive officer, commented “Wherify’s proprietary location-based service platform and Lightyear’s established leadership in customer support, multi-channel distribution and telecommunications carrier presence are an excellent fit. The combination of Wherify’s and Lightyear’s businesses can unlock the potential that location based services has represented for the wireless industry. All of us on the Wherify Wireless team look forward to addressing the many opportunities that will be available to the combined organization.”

About Lightyear Network Solutions, LLC

Lightyear Network Solutions, LLC, provides voice, data, and video telecommunications services to small and medium sized businesses and residential customers through a network of 3,300 independent agents and representatives throughout the United States. CEO Sherman Henderson has been named one of the top 25 Most Influential People in Telecommunications and has been elected for six consecutive terms as Chairman of COMPTEL, the leading industry association representing communication service providers. In delivering its services, Lightyear partners with major carriers and telecommunications companies such as Verizon, AT&T, Level 3, Qwest, Sprint, Embarq, PAETEC, Sylantro, Cisco, Adtran, Voicecom, Iperia and Acme Packet. Lightyear is based in Louisville, Kentucky.

About Wherify Wireless, Inc.

Wherify Wireless, Inc. (OTCBB: WFYW), through its proprietary Springboard platform, provides location based services for enterprise and consumer applications such as field and sales management, mobile social networking, personal safety, mobile search and mobile shopping. Springboard supports GPS and non-GPS equipped devices and is compatible with GSM and CDMA technologies. Wherify was founded in 1998, and is based in San Mateo, California.

Note Regarding Forward-Looking Statements

Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should be considered to be forward-looking statements. Forward-looking statements include statements regarding our ability to complete the recapitalization financing or alternative fundraising, and the benefits of the proposed merger with Lightyear. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including difficulties encountered in integrating the merged businesses, uncertainties as to the timing of the merger, the satisfaction of closing conditions to the transaction, the ability to raise financing at expected levels or at all, general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues, availability, terms and use of capital to continue to grow the companies’ business, and the other factors described in Wherify Wireless' periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Wherify and Wherify Wireless are registered trademarks of Wherify Wireless, Inc. Wherifone is a trademark of Wherify Wireless, Inc. All other trademarks are the property of their respective owners.

Contact: Joe Noel
Wherify Investor Relations
Tel: 1.925.922.2560